EXHIBIT 10.2
AMENDMENT NUMBER TWO TO
CHANGE IN CONTROL SEVERANCE AGREEMENT
     THIS AMENDMENT to the Change in Control Severance Agreement (“Amendment”) is made and entered into as of the ___day of                     , 2010, by and between COUSINS PROPERTIES INCORPORATED, a Georgia corporation (“Company”) and                      (“Executive”).
W I T N E S S E T H:
     WHEREAS, Executive and the Company entered into a Change in Control Severance Agreement dated the ___day of                     , 2007, as amended by Amendment Number One to the Change in Control Severance Agreement (“Agreement”);
     WHEREAS, the Company wishes to amend the Agreement to make certain clarifications in light of Internal Revenue Code § 409A and certain other changes, including to the Protective Covenant Agreement which is Exhibit A to the Agreement;
     NOW, THEREFORE, in consideration of the mutual agreements of the parties set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
§ 1.
     By amending the second sentence of Section 2.1(i) to read as follows and by substituting “such” for “each” whenever “each” appears in the third sentence of Section 2.1(i):
Such payment shall (subject to Section 4) be made in full in accordance with the provisions of this Agreement on the date set forth in Section 2.2.
§ 2.
     By amending Section 2.2, Protective Covenant Agreement; Waiver and Release, to add the following language at the end of such section:
The Company shall provide such Protective Covenant Agreement and Waiver and Release within the five day period immediately following the date Executive separates from service (within the meaning of Section 409A of the Code). The payment and benefits under the Agreement shall (subject to the six month and one day rule in Section 4) be made on or commence (as applicable) on the sixtieth (60th) day after the date Executive separates from service (unless an earlier date is permissible under Section 409A of the Code) provided the Protective Covenant Agreement and the Waiver and Release have been executed and become irrevocable on or before such date. If the Protective Covenant Agreement is not executed or the Waiver and Release is not executed and irrevocable on or before the end of the sixty (60) day period immediately following Executive’s separation from service (within the meaning of Section 409A of the Code), Executive’s right to all such payments and benefits shall be immediately forfeited.
§ 3.
     By amending Section 2.6, Transfer of Employment, to clarify any ambiguity in such section and to read as follows:
2.6 Transfer of Employment. If Executive transfers employment between the Company and a subsidiary or affiliate of the Company or any successor hereto, the Company shall assign this Agreement to such subsidiary, affiliate or successor, which shall become the “Company” for all purposes hereunder, and such transfer of employment shall not be treated as a termination of Executive’s employment by the Company under this Agreement.
§ 4.
By adding a new Section 2.8, Clawback, to read as follows:
2.8 Clawback. The Company has the right to take any action which the Compensation Committee reasonable determines is required for the Company to comply with the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
§ 5.
     By amending the first sentence of Section 4, Section 409A Deferral, to read as follows:
To the extent that Executive is a “specified employee” within the meaning of Section 409A of the Code, any payment or benefit (or portion thereof, if applicable) under this Agreement, including, but not limited to, any payment under Section 3, shall be deferred to the first pay date following the date which is six (6) months and one (1) day after the Executive has a “separation of service” within the meaning of Section 409A.
§ 6.
     By replacing Exhibit A, Protective Covenant Agreement, with a new Protective Covenant Agreement, to read as set forth on Exhibit A to this Amendment.
     IT WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the             day of                                  , 20       .
“Company”

COUSINS PROPERTIES INCORPORATED
By:
Name:
Title:

“Executive”

Name:

Exhibit A
Protective Covenant Agreement
     The attached Protective Covenant Agreement is to be given to [                                        ] (“Executive”) upon the occurrence of an event that triggers eligibility for severance benefits following a Change in Control, as defined and described in that certain Change in Control Severance Agreement, dated as of the             day of                     , 20            , by and between Executive and Cousins Properties Incorporated.

PROTECTIVE COVENANT AGREEMENT
     THIS PROTECTIVE COVENANT AGREEMENT (this “Protective Covenant Agreement”) is made and entered into as of the                      day of                     , 20___ by and between COUSINS PROPERTIES INCORPORATED, a Georgia corporation (the “Company”), and [                                        ] (“Executive”).
W I T N E S S E T H:
     WHEREAS, Executive is a party to that certain Change in Control Severance Agreement (the “Severance Agreement”), dated as of the                      day of                     , 20 ___, by and between Executive and the Company;
     WHEREAS, pursuant to the Severance Agreement, Executive is entitled to receive certain benefits in the event of a termination of Executive’s employment with the Company following a “change in control,” as defined in the Severance Agreement;
     WHEREAS, Executive’s employment with the Company has terminated in accordance with the provisions of the Severance Agreement and Executive desires to elect to accept the benefits described therein;
     WHEREAS, a condition to Executive’s receipt of the full benefits provided under the Severance Agreement is Executive’s execution and delivery of this Protective Covenant Agreement imposing certain reasonable restrictions on Executive’s activities;
     WHEREAS, the benefits Executive will receive under the Severance Agreement are in excess of those benefits Executive would receive from the Company if Executive elected not to execute and deliver this Protective Covenant Agreement; and
     WHEREAS, Executive and the Company desire to execute and deliver this Protective Covenant Agreement in accordance with the Severance Agreement;
     NOW, THEREFORE, in consideration of the premises, Ten Dollars ($10.00) in hand paid, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.	Definitions. For the purposes of this Protective Covenant Agreement, the following terms shall have the following meanings:
(a)	“Company’s Business” shall mean the business of the development, acquisition, financing, management, leasing and sale of real estate properties, including office, multi-family, retail, industrial and land development.

(b)	“Confidential Information” shall mean any non-public information concerning the business of the Company that is or has been disclosed to Executive or of which Executive became aware as a consequence of Executive’s relationship with the Company and which has value to the Company and is not generally known to the Company’s competitors, including its financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed. “Confidential Information” may include, but is not limited to: (i) information about the Company’s employees, customers, clients, tenants, buyers and/or sellers; (ii) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (iii) the terms upon which the Company obtains products or information from its suppliers and sells them to or utilizes them on behalf of or in service of its customers, clients, tenants, buyers and/or sellers; (iv) the nature, origin, composition and development of the Company’s products or services; (v) the manner in which the Company provides products and services to its customers, clients, tenants, buyers and/or sellers; and (vi) the terms and conditions of this Protective Covenant Agreement and the Severance Agreement. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure was made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(c)	“Protective Covenants” shall mean those covenants set forth in Paragraphs 2, 3, 4 and 5 of this Protective Covenant Agreement.

(d)	“Protective Period” shall mean a period equal to the shorter of (i) two years or (ii) the number of years, or portion thereof, used as a multiplier to determine Executive’s benefit under the Change in Control Severance Agreement; provided, however, if Executive is the owner of or a “Seller” within the meaning of O.C.G.A. § 13-8-17 of all or a material part of (1) the assets of the Company, (2) shares of the Company, (3) a partnership interest, (4) a limited liability company membership, or (5) an equity interest or profit participation, of any type, in the Company following the termination of his employment and the period in Section 1(d)(ii) is longer than two years, ‘Protective Period” shall mean the period described in Section 1(d)(ii).

(e)	“Restricted Territory” shall mean a fifteen (15) mile radius from any and all of the Company’s projects set forth on the list attached hereto as Schedule 1 and incorporated herein by reference. Schedule 1 shall be prepared by the Company in its sole discretion.

(f)	“Trade Secrets” shall mean any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
2.	Confidentiality.

Executive agrees that Executive will not (without the prior written consent of the Company) directly or indirectly use, copy, disclose or otherwise distribute to any other person or entity: (i) any Confidential Information for so long as such information remains Confidential Information. or (ii) any Trade Secret at any time such information constitutes a trade secret under applicable law. Executive shall promptly return to the Company all documents and items in Executive’s possession or control which contain any Confidential Information or Trade Secrets. Executive further agrees that if Executive is questioned about information subject to this Protective Covenant Agreement by anyone not authorized to receive such information, Executive will promptly notify Executive’s former supervisor or an officer of the Company.

3.	Non-Competition.

Executive agrees that for the Protective Period Executive will not (without the prior written consent of the Company), either on Executive’s behalf or on behalf of any other legal entity, compete with the Company’s Business within the Restricted Territory by performing executive leadership and management activities substantially similar to those performed by Executive for the Company within two (2) years prior to the termination of Executive’s employment.

4.	Non-Solicitation.
(a)	Executive agrees and covenants that for the Protective Period Executive shall not solicit or attempt to solicit, directly or by assisting others, any business from any of the Company’s customers, including actively sought prospective customers, with whom Executive has material contact during Executive’s employment for purposes of providing development, acquisition, financing, management, leasing and sale of real estate properties, including office, multi-family, retail, industrial and land development, products or services that are competitive with those provided by the Company.

(b)	For purposes of this paragraph, products or services shall be considered competitive with those provided by the Company if products or services are of the type conducted, authorized, offered or provided by the Company within two (2) years prior to the termination of Executive’s employment.

(c)	For purposes of this Agreement, the term “material contact” shall mean contact between Executive and each customer or potential customer (1) with whom Executive dealt on behalf of the Company, (2) whose dealings with the Company were coordinated or supervised by Executive, (3) about whom the Executive obtained Confidential Information in the ordinary course of business as a result of

Executive’s association with the Company or (4) who receives products or services authorized by the Company, the sale or possession of which results or resulted in compensation, commissions, or earnings for Executive within two (2) years prior to the termination date of Executive’s employment.
5.	Non-Recruitment of Employees.

Executive agrees that for the Protective Period Executive will not (without the prior written consent of the Company) directly or indirectly solicit or attempt to solicit any employee of the Company with whom Executive had direct personal contact during Executive’s employment with the Company to terminate or lessen that party’s affiliation with the Company or to violate the terms of any agreement or understanding between such employee and the Company.

6.	Acknowledgments.

[Section 6 may be tailored by the Company in its discretion for the Executive prior to execution of the Protective Covenant Agreement.]
(a)	Executive hereby acknowledges and agrees that the Protective Covenants are reasonable as to time, scope and territory given the Company’s need to protect its business, personnel, Trade Secrets and Confidential Information. Executive acknowledges and represents that Executive has substantial experience and knowledge and that Executive can readily obtain subsequent employment without violating the Protective Covenants. In the event any of the Protective Covenants shall be determined by any court having proper jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
(b)	Executive acknowledges and agrees that during the Term of Executive’s employment with the Company Executive has and will continue to have access to Confidential Information (as defined below) and Trade Secrets (as defined below) and that unauthorized or improper use or disclosure by Executive of such Confidential Information or Trade Secrets will cause serious and irreparable harm to the Company. Executive acknowledges that an important part of Executive’s duties have been and will continue to be to advance the business of the Company by directly or through the supervision of others, developing and maintaining substantial relationships with prospective or existing customers, patients, vendors or clients of the Company and/or developing and maintaining the goodwill of the Company associated with an (1) ongoing business, commercial or professional practice, including but not limited to a trade name, trademarks, service marks, or trade dues, or (2) a specific geographic location, or (3) a specific marketing or trade area. Executive acknowledges that Executive has and will continue to be provided extensive/specialized training as a part of Executive’s employment.
(c)	Executive acknowledges and agrees that during the Term of Executive’s employment with the Company, Executive has and will continue to in the course of Executive’s employment customarily and regularly solicit for the Company customers or prospective customers and/or customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be performed by others, and/or perform each of the following duties: (1) have the primary duty of managing the business in which the Executive is employed or of a customarily recognized department of subdivision thereof; (2) customarily and regularly direct the work of two or more employees; and (3) have the authority to hire or fire other employees or have particular weight given to Executive’s suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees and/or by reason of the Company’s investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, or other business relationships, (1) gain a high level of notoriety, fame, reputation, or public persona as the Company’s representative or spokesperson or (2) a high level of influence or credibility with the Company’s customers, vendors, or other business relationships and/or be intimately involved in the planning for or direction of the business of the Company or a defined unit of the business of the Company and/or obtain selective or specialized skills, knowledge, abilities, or customer contacts or information. Executive and the Company recognize, acknowledge and agree that Executive’s primary duties for the Company have and will continue to be the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality, or talent in a recognized field of artistic or creative endeavor.
7.	Specific Performance.

Executive acknowledges and agrees that any breach of the Protective Covenants by Executive will cause irreparable damage to the Company, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, under the Severance Agreement, or hereunder, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security to enforce or prevent any violation of any of the Protective Covenants by Executive. The existence of any claim or cause of action by Executive against the Company, including any dispute relating to the termination of the Severance Agreement, shall not constitute a defense to enforcement of any of the Protective Covenants by injunction.

8.	Indemnification.

Executive hereby indemnifies and agrees to defend and hold harmless the Company and its employees, officers, directors, agents, representatives, affiliates and independent contractors from and against any and all damages, losses, costs (including, without limitation, court costs and attorneys’ fees), settlements, suits, actions, expenses, liabilities and claims of any kind caused by or resulting from any breach of this Protective Covenant Agreement by Executive
9.	Construction.

The Protective Covenants shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any one of the Protective Covenants shall be found unenforceable, it shall be severed and the remaining Protective Covenants enforced in accordance with the tenor thereof.

10.	Miscellaneous.
(a)	Assignment. Executive shall not assign this Protective Covenant Agreement, in whole or in part, without the prior written consent of the Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect. The Company may assign this Protective Covenant Agreement to any of its subsidiaries or affiliates or to its successor following a Change in Control.

(b)	Binding Effect. This Protective Covenant Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

(c)	Survival. This Protective Covenant Agreement and all covenants and agreements made herein shall survive the execution and delivery hereof.

(d)	Amendment and Termination. This Protective Covenant Agreement, including all exhibits, may be amended or terminated only by a writing executed by the parties hereto.

(e)	Construction. This Protective Covenant Agreement shall be construed in accordance with and governed by the laws of the State of Georgia, to the extent not preempted by federal law, disregarding any provision of law which would require the application of the law of another state. No provision of this Protective Covenant Agreement or any related document shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or having deemed to have, structured or drafted such provision.

(f)	Headings. The section and paragraph headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Protective Covenant Agreement.

(g)	Notices. Except as otherwise expressly provided herein, all notices, requests, comments and other communications under this Protective Covenant Agreement shall be in writing and shall be deemed to be given when delivered personally or mailed first class, registered or certified mail, postage prepaid, in any case, addressed as follows:
(i) If to Executive:

(ii) If to the Company:
Cousins Properties Incorporated
191 Peachtree Street, Suite 3600
Atlanta, GA 30303-1740
Attention: Corporate Secretary
With a copy to:
Cousins Properties Incorporated
191 Peachtree Street, Suite 3600
Atlanta, GA 30303-1740
Attention: Senior Human Resources Officer
(h)	Counterparts. This Protective Covenant Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(i)	Severability. In the event that any provision or portion of this Protective Covenant Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions hereof shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(j)	No Waiver. No waiver by any party hereto of any breach by any party of any condition or provision contained herein shall be deemed a waiver of any other condition or provision hereof. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

(k)	Attorneys’ Fees and Costs. Should Executive or the Company be required to commence an action in any court of competent jurisdiction to enforce this Protective Covenant Agreement, such party shall be entitled to recover its attorneys’ fees and costs, to the extent that such party is the prevailing party.
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     IN WITNESS WHEREOF, the parties hereto have executed this Protective Covenant Agreement to be effective as of the day and year first above written.

“Company” COUSINS PROPERTIES INCORPORATED
By:
Name:
Title:

“Executive”

Name:

Schedule 1
to
Protective Covenant Agreement
COMPANY PROJECTS